Exhibit 99.1

PHH Corporation Announces Definitive Agreement to Sell its Fleet Management Services Business

Mt. Laurel, NJ – June 2, 2014 – PHH Corporation (NYSE: PHH) (“PHH” or the “Company”) announced today that it has entered into a definitive agreement to sell its Fleet Management Services business, doing business as PHH Arval, to Element Financial Corporation (“Element”) for approximately $1.40 billion in cash.

Glen A. Messina, president and CEO of PHH Corporation, said, “After carefully evaluating strategic alternatives, the Board and management team believe this transaction best positions our Fleet and Mortgage businesses to capitalize on their distinct strategic opportunities while maximizing value for our shareholders.  We are pleased to have reached an agreement with Element, which has a strong commitment to the fleet management industry and to delivering the outstanding customer service PHH Arval customers have come to expect.”

Pursuant to the terms of the agreement, the transaction is structured as a stock-for-cash transaction, but will be treated as an asset sale for tax purposes under the U.S Internal Revenue Code.  Upon closing and subject to certain post-closing purchase price adjustments, PHH expects to record an after-tax gain of approximately $250 million to $300 million, and net proceeds after taxes and transaction expenses are expected to be approximately $750 million to $800 million.  Adjusted for the net proceeds expected to be received upon closing of this transaction and taking into account cash held in the Fleet Management Services subsidiaries to be acquired by Element, PHH’s pro forma consolidated cash and cash equivalents, as of March 31, 2014, would have been $1.67 billion to $1.72 billion.  PHH expects to use the net proceeds to reengineer its operations and support infrastructure and make selective growth investments in its Mortgage business, return capital to shareholders, and reduce its unsecured debt levels.  PHH will provide additional details regarding its capital allocation plans after the closing of the Fleet sale.

Subject to the satisfaction or waiver of various closing conditions, including required regulatory, financing and other contractual consents and amendments, the transaction is expected to close on or before July 31, 2014.

As part of the transaction, Element will assume all of PHH Arval’s fleet management operations in North America, including its office in Sparks, Maryland, which we expect to become Element’s Fleet headquarters.  Effective upon closing, PHH and Element will enter into transition services agreements under which each party will provide certain transitional support services to the other.  The duration of transition services and separation activities is expected to be up to nine months after closing to ensure a smooth transition.

Following the sale, PHH will continue to operate its Mortgage Production and Mortgage Servicing segments to provide end-to-end mortgage solutions to leading financial institutions and real estate partners.  The Company continues to execute its Mortgage strategy, including strengthening its private label business model, enhancing scale and profitability of its Mortgage business, and diversifying its funding sources for Mortgage Servicing Rights.

Messina added, “We are confident that we have the right strategy in place to respond to changing mortgage market dynamics and sustain a leading position in the mortgage industry.  This transaction sharpens PHH’s overall strategic focus, enhances our financial flexibility, and positions us to deliver greater shareholder value.”

J.P. Morgan and Centerview Partners advised PHH Corporation on this transaction and legal representation was provided by Kirkland & Ellis, Skadden, Arps, Slate, Meagher & Flom and DLA Piper.

About PHH Corporation

Headquartered in Mount Laurel, New Jersey, PHH Corporation is a leading provider of business process management services for the mortgage and fleet industries. Its subsidiary, PHH Mortgage, is one of the largest originators and servicers of residential mortgages in the United States(1), and its subsidiary, PHH Arval, is a leading fleet management services provider in the United States and Canada. PHH is dedicated to delivering premier customer service and providing value-added solutions to its clients. For additional information about PHH and its subsidiaries, please visit the Company’s website at www.phh.com.

(1) Inside Mortgage Finance, Copyright 2014.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.   Generally, forward looking-statements are not based on historical facts but instead represent only our current beliefs regarding future events.  All forward-looking statements are, by their nature, subject to risks, uncertainties and other factors that could cause actual results, performance or achievements to differ materially from those expressed or implied in such forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements.  Such statements may be identified by words such as “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “may fluctuate” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could.”

You should understand that forward-looking statements are not guarantees of performance or results and are preliminary in nature. You should consider the areas of risk described under the heading “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in our periodic reports filed with the U.S. Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, in connection with any forward-looking statements that may be made by us or our businesses generally. Such periodic reports are available in the “Investors” section of our website at http://www.phh.com and are also available at http://www.sec.gov.  Except for our ongoing obligations to disclose material information under the federal securities laws, applicable stock exchange listing standards and unless otherwise required by law, we undertake no obligation to release publicly any updates or revisions to any forward-looking statements or to report the occurrence or non-occurrence of anticipated or unanticipated events.

Contact Information:

Investors

Jim Ballan

jim.ballan@phh.com

856-917-4311

Media

Dico Akseraylian

dico.akseraylian@phh.com

410-771-2038